Exhibit 15.1

   May 9, 2002



   McMoRan Exploration Co.
   1615 Poydras St.
   New Orleans, LA 70112

   Gentlemen:

   We are aware that McMoRan Exploration Co. has incorporated by reference in its Registration Statements (File Nos. 333-67485, 333-67963, 333-95195, 333-57484 and 333-87380) its Form
   10-Q for the quarter ended March 31, 2002, which includes our report dated May 9, 2002 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

   Very truly yours,



   /s/ Arthur Andersen LLP